Exhibit 99.1
HF Foods Reports Fourth Quarter and Full Year 2022 Financial Results
Full Year Net Revenue up 47% to $1.2 Billion
Distribution Network Services Over 15,000 Customers Across 46 States
Las Vegas, NV – March 16, 2023 – HF Foods Group Inc. (NASDAQ: HFFG), a leading food distributor to Asian restaurants across the United States (“HF Foods”, “HF Group” or the “Company”), reported unaudited financial results for the fourth quarter and full year ended December 31, 2022.
On January 31, 2023, HF Foods filed its Annual Report on Form 10-K for the year ended December 31, 2021 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022, and regained compliance with Nasdaq Listing Rule 5250(c)(1), which requires timely filing of all required periodic reports. The Company does not expect to file its Annual Report on Form 10-K for the year ended December 31, 2022 (the “2022 Annual Report”) with the Securities and Exchange Commission (the “SEC”) by the due date of March 16, 2023, due to the time required to prepare and file the reports referenced above and to complete its year end procedures for fiscal year 2022. The Company expects to file the 2022 Annual Report by the end of this month. This press release contains unaudited financial information as of and for the year ended December 31, 2022, and such information could potentially change depending on the outcome of the Company’s year end audit.
Fourth Quarter 2022 Financial Results
•Net revenue increased 28% to $291.9 million compared to $228.4 million in the prior year.
•Gross profit increased 13% to $50.7 million, or 17.4% gross profit margin compared to $45.0 million, or 19.7% gross profit margin in the prior year.
•Net (loss) income decreased 135% to a net loss of $3.5 million compared to net income of $9.9 million in the prior year.
•Adjusted EBITDA decreased 75% to $4.3 million compared to $17.2 million in the prior year.
Full Year 2022 Financial Results
•Net revenue increased 47% to $1,170.5 million compared to $796.9 million in the prior year.
•Gross profit increased 36% to $205.5 million, or 17.6% gross profit margin compared to $151.5 million, or 19.0% gross profit margin in the prior year.
•Net income decreased 99% to $0.2 million compared to $22.8 million in the prior year.
•Adjusted EBITDA decreased 21% to $40.1 million compared to $50.8 million in the prior year.
Management Commentary

“I am very pleased with the progress that our team achieved in 2022, overcoming significant challenges while continuing to build and operate the business for the benefit of all of our stakeholders,” said Peter Zhang, Chief Executive Officer of HF Foods. “The significant growth in sales year-over-year was primarily the result of the successful acquisition of two businesses, Great Wall Group and Sealand Food, the industry returning to pre-pandemic levels of activity, and our ability to mitigate inflationary pressures through price increases. Our recent acquisitions have grown our footprint and expanded our product offering, which we believe positions the Company well for continued growth and success in the coming years. HF Foods now has a distribution network that services over 15,000 customers and across 46 states. Looking ahead to 2023, we intend to continue to drive improvements and invest in our core business and processes,” continued Mr. Zhang.

“I am pleased with the progress we’ve made toward Nasdaq compliance, as well as the great strides we’ve made in addressing the legacy matters related to our financial disclosures and corporate practices,” said Carlos Rodriguez, Chief Financial Officer of HF Foods. “With our new management team in place and the investigation by the Special Investigation Committee of the Board of Directors and the associated costs largely behind us, we are primed for a successful future. We expect that once we hold our annual stockholder meetings for fiscal years ended December 31, 2021, and December 31, 2022, which we intend to do no later than June 30, 2023, we will successfully resolve the final pending Nasdaq delisting determination. In 2023, we are investing in people and processes to centralize our operations, which we expect will materially improve the efficiency of our supply chain and distribution channels as we work to optimize our cost structure. It is an exciting time for HF Foods,” said Mr. Rodriguez.
Fourth Quarter 2022 Results
Net revenue was $291.9 million for the fourth quarter of 2022 compared to $228.4 million in the prior year, an increase of $63.5 million, or 28%. This increase was primarily attributable to the additional revenue generated due to recent acquisitions.
Gross profit was $50.7 million for the fourth quarter of 2022 compared to $45.0 million in the prior year, an increase of $5.7 million, or 13%. The increase was primarily attributable to the additional revenue generated due to recent acquisitions. Gross profit margin for the fourth quarter of 2022 decreased from 19.7% in 2021 to 17.4% in 2022. The decrease in gross profit margin was primarily attributable to the shift in product mix to higher Seafood sales due to recent acquisitions, the timing of inventory purchases, higher than expected fluctuations in key commodity pricing and a higher-than-normal gross profit margin in the prior year due to our sales recovery to above pre-COVID-19 pandemic levels in the fourth quarter of 2021.
Distribution, selling and administrative expenses increased by $21.0 million, or 63%, primarily due to a $6.5 million increase in professional fees, from $3.2 million in 2021 to $9.7 million in 2022, driven by legal costs and increased compliance costs as a result of the SEC and SIC investigations, as well as a $3.6 million increase in payroll and related labor costs, inclusive of the additional costs due to recent acquisitions. Distribution, selling and administrative expenses as a percentage of net revenue increased to 18.5% in fourth quarter of 2022 from 14.5% in fourth quarter of 2021 primarily due to higher professional fees and increased headcount.
Net (loss) income decreased to a net loss of $3.5 million for the fourth quarter of 2022 compared to net income of $9.9 million in fourth quarter of 2021. The decrease was primarily attributable to increased distribution, selling and administrative expenses as discussed above, as well as a higher profitability in the prior year period due to the sales recovery to above pre-COVID-19 pandemic levels in the fourth quarter of 2021.
Adjusted EBITDA was $4.3 million for the fourth quarter of 2022, a decrease of $12.9 million or 75% compared to $17.2 million for 2021.
Full Year 2022 Results
Net revenue was $1,170.5 million for 2022 compared to $796.9 million in the prior year, an increase of $373.6 million, or 47%. This increase was primarily attributable to the additional revenue generated due to recent acquisitions and the robust recovery of restaurant demand from the COVID-19 pandemic.
Gross profit was $205.5 million for 2022 compared to $151.5 million in the prior year, an increase of $54.0 million, or 36%. The increase was primarily attributable to the additional revenue generated due to recent acquisitions. Gross profit margin for 2022 decreased from 19.0% in 2021 to 17.6% in 2022. The decrease was primarily attributable to the shift in product mix to higher Seafood sales, increases in fuel costs, incremental lower margin sales from newly acquired customers, timing of inventory purchases, higher than expected fluctuations in key commodity pricing and a higher-than-normal gross profit margin in the prior year due to our sales recovery to above pre-COVID-19 pandemic levels in the fourth quarter of 2021.

Distribution, selling and administrative expenses increased by $72.9 million, or 60%, primarily due to an increase of $28.8 million in payroll and related labor costs, inclusive of the additional costs due to recent acquisitions, and higher professional fees due to legal costs and increased compliance costs as a result of the SEC and SIC investigations, as well as transaction costs related to recent acquisitions. Professional fees increased $14.1 million, from $12.7 million in 2021 to $26.8 million in 2022, and we expect to incur additional legal and compliance costs in the first half of 2023. In addition, sales-related costs increased $8.4 million driven by revenue growth and recent acquisitions. Distribution, selling and administrative expenses as a percentage of net revenue increased to 16.7% in 2022 from 15.3% in 2021 primarily due to higher professional fees and increased headcount.
Net income decreased to $0.2 million for 2022 compared to $22.8 million in 2021. The decrease was primarily attributable to the increased costs described above as well as a non-recurring charge of $5.7 million related to a guarantee of a lease obligation partially offset by our sales recovery to above pre-COVID-19 pandemic levels.
Adjusted EBITDA was $40.1 million for 2022, a decrease of $10.7 million or 21% compared to $50.8 million for 2021.
Liquidity
As of December 31, 2022, we had cash of $24.3 million, checks issued not presented for payment of $21.9 million and access to approximately $46.9 million in additional funds available through our $100.0 million line of credit.
The following table summarizes our unaudited consolidated statements of cash flows:

	Year Ended December 31,
(In thousands)	2022	2021
Net income	$235	$22,821
Non-cash adjustments to net income	30,537	10,173
Changes in operating assets and liabilities (excluding effects of acquisitions)	512	(15,485)
Net cash provided by operating activities	31,284	17,509
Net cash used in investing activities	(50,786)	(41,082)
Net cash provided by financing activities	28,999	28,784
Net increase in cash	9,497	5,211
Cash at beginning of the year	14,792	9,581
Cash at end of the year	$24,289	$14,792
Operating Activities
Net cash provided by operating activities consists primarily of net income adjusted for non-cash items, including depreciation and amortization, changes in deferred income taxes and others, and includes the effect of working capital changes. Net cash provided by operating activities increased by $13.8 million, or 78.7%, primarily due to lower working capital requirements in 2022 compared to increased working capital investment as a direct result of higher sales volume and the need for normal inventory level build up post-COVID-19 in 2021.
Investing Activities
Net cash used in investing activities increased by $9.7 million, or 23.6%, primarily due to the Sealand Acquisition of $34.9 million and $17.4 million paid for the inventory acquired related to the Great Wall Acquisition in 2022 compared to the Great Wall Acquisition of $37.8 million and $5.0 million paid related to the acquisition of noncontrolling interests in 2021.

Financing Activities
Net cash provided by financing activities increased by $0.2 million, or 0.7%, primarily due to the $46.0 million increase of our mortgage-secured term loan partially offset by the $4.5 million payoff of our related party promissory note payable, the $4.5 million repayment of long-term debt related to a warehouse sale compared to the net impact of $39.0 million on our line of credit from net proceeds of $36.9 million in 2021 to a net repayment of $2.1 million.
Annual Stockholder Meetings
The Company expects to announce the date of its combined annual stockholder meetings for fiscal years ended December 31, 2021, and December 31, 2022, following the filing of its Annual Report on Form 10-K for the year ended December 31, 2022.
About HF Foods Group Inc.
HF Foods Group Inc., headquartered in Las Vegas, Nevada, is a leading marketer and distributor of fresh produce, frozen and dry food, and non-food products to primarily Asian/Chinese restaurants and other foodservice customers throughout the United States. With 18 distribution centers strategically located throughout the nation, HF Foods aims to supply the increasing demand for Asian American restaurant cuisine. With more than 15,000 established customers in 46 states, and strong relations with growers and suppliers of food products in the US, South America and China, HF Foods is able to offer fresh, high-quality specialty restaurant foods and supplies at economical prices to its large and growing base of customers. For more information, please visit www.hffoodsgroup.com.
Investor Relations Contact:
HFFG Investor Relations
(404) 836-0852
investors@hffoodsgroup.com

Forward-Looking Statements
All statements in this news release other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as “believes,” “intends,” and other similar expressions. Although we believe that the expectations reflected in all of our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause the Company’s actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. Such factors include, but are not limited to, risks that the Company may not regain compliance with Nasdaq continued listing requirements relating to the Company’s annual meeting of stockholders within any applicable grace period, the completion of the audit of the Company’s financial statements for the year ended December 31, 2022, statements of assumption underlying any of the foregoing, and other factors disclosed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 and other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, we undertake no obligation to disclose any revision to these forward-looking statements.
Non-GAAP Financial Measures
Discussion of our results includes certain non-GAAP financial measures, including EBITDA, adjusted EBITDA and non-GAAP net income (loss), that we believe provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial performance with other companies in the same industry, many of which present similar non-GAAP financial measures to investors. The definitions of EBITDA, adjusted EBITDA and non-GAAP net income (loss) may not be the same as similarly titled measures used by other companies in the industry. EBITDA, adjusted EBITDA and non-GAAP net income (loss) are not defined under GAAP and are subject to important limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our financial results as reported under GAAP.
We use non-GAAP financial measures to supplement our GAAP financial results. Management uses EBITDA, defined as net income (loss) before interest expense, interest income, income taxes, and depreciation and amortization to measure operating performance. In addition, management uses Adjusted EBITDA, defined as net income (loss) before interest expense, interest income, income taxes, and depreciation and amortization, further adjusted to exclude certain unusual, non-cash, or non-recurring expenses. We believe that Adjusted EBITDA is less susceptible to variances in actual performance resulting from non-recurring expenses, and other non-cash charges, provides useful information for our investors and is more reflective of other factors that affect our operating performance.
We believe non-GAAP net income (loss) is a useful measure of operating performance because it excludes certain items not reflective of our core operating performance. Non-GAAP net income (loss) is defined as net income (loss) adjusted for amortization of intangibles, change in fair value of interest rate swaps, stock based compensation, transaction related costs and certain unusual, non-cash, or non-recurring expenses. We believe that non-GAAP net income (loss) facilitates period-over-period comparisons and provides additional clarity for investors to better evaluate our operating results. We present EBITDA, adjusted EBITDA, non-GAAP net income (loss) in order to provide supplemental information that we consider relevant for the readers of our consolidated financial statements included elsewhere in its reports filed with the SEC, including its current Quarterly Report on Form 10Q, and such information is not meant to replace or supersede U.S. GAAP measures. Reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures are included in the schedules attached to this press release.

HF FOODS GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	December 31, 2022	December 31, 2021
ASSETS
CURRENT ASSETS:
Cash	$24,289	$14,792
Accounts receivable, net	44,399	36,530
Inventories	120,291	102,690
Other current assets	8,937	5,559
TOTAL CURRENT ASSETS	197,916	159,571
Property and equipment, net	140,330	145,908
Operating lease right-of-use assets	14,164	11,664
Long-term investments	2,679	2,462
Customer relationships, net	157,748	159,161
Trademarks and other intangibles, net	36,343	35,891
Goodwill	85,118	80,257
Other long-term assets	3,231	2,032
TOTAL ASSETS	$637,529	$596,946
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Checks issued not presented for payment	$21,946	$17,834
Line of credit	53,056	55,293
Accounts payable	57,044	59,686
Current portion of long-term debt, net	6,266	5,557
Current portion of obligations under finance leases	2,254	2,274
Current portion of obligations under operating leases	3,676	2,482
Accrued expenses and other liabilities	19,648	12,138
TOTAL CURRENT LIABILITIES	163,890	155,264
Long-term debt, net of current portion	115,443	81,811
Promissory note payable - related party	—	4,500
Obligations under finance leases, non-current	11,441	11,676
Obligations under operating leases, non-current	10,591	9,251
Deferred tax liabilities	34,443	39,455
Lease guarantee liability	5,472	—
TOTAL LIABILITIES	341,280	301,957
Commitments and contingencies
SHAREHOLDERS’ EQUITY:
Preferred Stock	—	—
Common Stock	5	5
Additional paid-in capital	598,322	597,227
Accumulated deficit	(306,514)	(306,284)
TOTAL SHAREHOLDERS’ EQUITY ATTRIBUTABLE TO HF FOODS GROUP INC.	291,813	290,948
Noncontrolling interests	4,436	4,041
TOTAL SHAREHOLDERS’ EQUITY	296,249	294,989
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$637,529	$596,946

HF FOODS GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net revenue	$291,899	$228,416	$1,170,467	$796,884
Cost of revenue	241,177	183,378	964,955	645,372
Gross profit	50,722	45,038	205,512	151,512

Distribution, selling and administrative expenses	54,113	33,103	194,953	122,030
(Loss) income from operations	(3,391)	11,935	10,559	29,482

Other (income) expenses:
Interest expense	2,356	1,359	7,457	4,091
Other income	(428)	929	(1,829)	(508)
Change in fair value of interest rate swap contracts	33	(54)	(817)	(1,425)
Lease guarantee expense	(87)	—	5,744	—
Total Other expenses, net	1,874	2,234	10,555	2,158
(Loss) income before income taxes	(5,265)	9,701	4	27,324

Income tax (benefit) provision	(1,760)	(235)	(231)	4,503
Net (loss) income	(3,505)	9,936	235	22,821
Less: net (loss) income attributable to noncontrolling interests	(151)	110	(225)	676
Net (loss) income attributable to HF Foods Group Inc.	$(3,354)	$9,826	$460	$22,145

(Loss) earnings per common share - basic	$(0.06)	$0.19	$0.01	$0.43
(Loss) earnings per common share - diluted	$(0.06)	$0.19	$0.01	$0.43

Weighted average shares - basic	53,813,772	51,932,900	53,757,162	51,918,323
Weighted average shares - diluted	53,813,772	52,091,750	53,863,448	52,091,822

HF FOODS GROUP INC. AND SUBSIDIARIES
RECONCILIATION OF NET (LOSS) INCOME TO EBITDA AND ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Change		Year Ended December 31,		Change
	2022	2021	Amount	%	2022	2021	Amount	%
Net (loss) income	$(3,505)	$9,936	$(13,441)	(135.3)%	$235	$22,821	$(22,586)	(99.0)%
Interest expense	2,356	1,359	997	73.4%	7,457	4,091	3,366	82.3%
Income tax (benefit) provision	(1,760)	(235)	(1,525)	648.9%	(231)	4,503	(4,734)	(105.1)%
Depreciation and amortization	6,691	4,893	1,798	36.7%	24,936	19,126	5,810	30.4%
EBITDA	3,782	15,953	(12,171)	(76.3)%	32,397	50,541	(18,144)	(35.9)%
Lease guarantee expense	(87)	—	(87)	NM	5,744	—	5,744	NM
Change in fair value of interest rate swaps	33	(54)	87	(161.1)%	(817)	(1,425)	608	(42.7)%
Stock-based compensation expense	584	260	324	124.6%	1,257	635	622	98.0%
Acquisition and integration costs	—	1,090	(1,090)	NM	1,130	1,090	40	3.7%
Impairment	—	—	—	NM	422	—	422	NM
Adjusted EBITDA	$4,312	$17,249	$(12,937)	(75.0)%	$40,133	$50,841	$(10,708)	(21.1)%
____________
NM - Not meaningful

HF FOODS GROUP INC. AND SUBSIDIARIES
RECONCILIATION OF NET (LOSS) INCOME ATTRIBUTABLE TO HF FOODS GROUP INC.
TO NON-GAAP NET INCOME ATTRIBUTABLE TO HF FOODS GROUP INC.
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Change		Year Ended December 31,		Change
	2022	2021	Amount	%	2022	2021	Amount	%
Net (loss) income attributable to HF Foods Group Inc.	$(3,354)	$9,826	$(13,180)	(134.1)%	$460	$22,145	$(21,685)	(97.9)%
Amortization of intangibles	4,044	2,690	1,354	50.3%	15,744	10,890	4,854	44.6%
Lease guarantee (income) expense	(87)	—	(87)	NM	5,744	—	5,744	NM
Change in fair value of interest rate swaps	33	(54)	87	(161.1)%	(817)	(1,425)	608	(42.7)%
Stock-based compensation expense	584	260	324	124.6%	1,257	635	622	98.0%
Acquisition and integration costs	—	1,090	(1,090)	NM	1,130	1,090	40	3.7%
Impairment	—	—	—	NM	422	—	422	NM
Aggregate adjustment for income taxes	(889)	(2,278)	1,389	(61.0)%	(4,564)	(6,395)	1,831	(28.6)%
Non-GAAP net income attributable to HF Foods Group Inc.	$331	$11,534	$(11,203)	(97.1)%	$19,376	$26,940	$(7,564)	(28.1)%
____________
NM - Not meaningful